Exhibit 99.1

Olympic Steel Reports Second-Quarter 2020 Results

Company is benefiting from decisive actions to tightly manage expenses, inventory and liquidity while retaining flexibility to respond to fluctuations in demand

CLEVELAND--(BUSINESS WIRE)--August 6, 2020--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the three and six months ended June 30, 2020.

Net loss for the second quarter totaled $6.5 million, or $0.56 per diluted share, compared with net income of $2.1 million, or $0.18 per diluted share, in the second quarter of 2019. The results include $0.5 million of LIFO pre-tax income and $3.6 million of restructuring and other charges in the second quarter of 2020, which together negatively impacted earnings by $0.18 per share. The charges include a loss on the sale of idled real estate, the decision to begin the process of exiting a leased facility in Monterrey, Mexico, and COVID-19-related severance and bad debt expense. Adjusted EBITDA for the second quarter was $0.5 million, compared with $10.5 million in the same period a year ago. The impact of LIFO and the restructuring and other charges, along with a reconciliation of Adjusted Net Income Per Diluted Share and Adjusted EBITDA to the most directly comparable GAAP measures, are included below.

Sales for the second quarter of 2020 totaled $248 million, compared with $429 million in the second quarter of 2019. The decline in sales during the current quarter was the result of lower average selling prices and a significant decline in volume driven by the downturn in industrial markets and temporary closures in the automotive industry caused by the COVID-19 pandemic.

“I want to thank the Olympic Steel team for their resilience and flexibility in the face of the unprecedented business conditions created by the COVID-19 pandemic. Together, we have reinforced our commitment to a safe work environment, maintained operations as an essential business, and continued to be a reliable partner to our customers and suppliers,” said Chief Executive Officer Richard T. Marabito.

“As the pandemic began to affect the U.S. economy, we quickly took decisive actions to sustainably reduce operating expenses, limit capital expenditures to safety and maintenance needs, further tighten inventory management, and preserve liquidity. As a result, while many of our key markets faced extreme disruption and volatility, we benefited from a significantly lower expense run rate and the ability to efficiently respond to fluctuations in demand, resulting in positive adjusted EBITDA for the quarter. Our pipe and tube and specialty metals businesses were particularly resilient, with both segments delivering consistent profitability in a difficult market.”

Marabito concluded, “We believe that market conditions will continue to improve and expect the third quarter to be sequentially better than the second quarter. Our operational flexibility and strong liquidity position, along with the diversification we’ve built into our business, give us the foundation to manage through the ongoing challenges. As we look ahead, we believe that the fortitude of our team and the agility of our company position Olympic Steel to capitalize on sustained economic and industry momentum as it occurs.”

The Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on September 15, 2020, to shareholders of record on September 1, 2020.

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Olympic Steel, Inc.

Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share

(Figures may not foot due to rounding.)

The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net income per diluted share (GAAP):	$(0.56)	$0.18	$(0.51)	$0.36

Excluding the following items:
LIFO (income) / expense	(0.03)	(0.02)	(0.06)	(0.02)
Restructuring and other charges:
Net loss on sale of assets	0.13		0.13
Mexico facility exit	0.05		0.05
COVID-related severance and bad debt expense	0.03		0.03

Adjusted net income (loss) per diluted share (non-GAAP):	$(0.38)	$0.16	$(0.35)	$0.34

Olympic Steel, Inc. Reconciliation of Net Income to Adjusted EBITDA (in thousands) The following table reconciles adjusted EBITDA to the most directly comparable GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net income (GAAP):	$(6,454)	$2,081	$(5,861)	$4,155

Excluding the following items:
Foreign exchange (income) loss included in net income	26	59	43	45
Interest and other expenses on debt	1,891	3,174	4,130	6,416
Income tax provision (benefit)	(2,948)	626	(2,746)	1,398
Depreciation and amortization	4,927	4,817	9,840	9.567
Earnings before interest, taxes, depreciation and amortization (EBITDA)	(2,558)	10,757	5,406	21,581

LIFO income	(500)	(250)	(1,000)	(250)
Restructuring and other charges:
Net loss on sale of assets	2,109	-	2,109	-
Mexico facility exit	900	-	900	-
COVID-related severance and bad debt expense	577	-	577	-

Adjusted EBITDA (non-GAAP)	$528	$10,507	$7,992	$21,331

Conference Call and Webcast

A simulcast of Olympic Steel’s 2020 second-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. ET on August 6, 2020, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks associated with the novel coronavirus, or COVID-19, pandemic, including, but not limited to supply chain disruptions and customer closures, reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or market inventory adjustments and the impairment of intangible and long-lived assets, reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events, negative impacts on our liquidity position, inability to access our traditional financing sources on the same or reasonably similar terms as were available before the COVID-19 pandemic and increased costs associated with and less ability to access funds under our asset-based credit facility, or ABL Credit Facility, and the capital markets; risks of falling metals prices and inventory devaluation; general and global business, economic, financial and political conditions, including the 2020 U.S. election; competitive factors such as the availability, global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; cyclicality and volatility within the metals industry; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to generate free cash flow through operations and repay debt; the availability and rising costs of transportation and logistical services; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats, especially with employees working remotely due to the COVID-19 pandemic; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; rising interest rates and their impacts on our variable interest rate debt; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income or expense; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management’s view of the Company’s performance includes adjusted earnings per share, and management uses this non-GAAP financial measure internally for planning and forecasting purposes and to measure the performance of the Company. We believe this non-GAAP financial measure provides useful and meaningful information to us and investors because it enhances investors’ understanding of the continuing operating performance of our business and facilitates the comparison of performance between past and future periods. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of this non-GAAP measure to the most directly comparable GAAP financial measure is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricator of value-added parts and components. Headquartered in Cleveland, Ohio, Olympic Steel operates from 31 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or https://olysteel.irpass.com/Contact_Us?BzID=2195.

Olympic Steel, Inc. Consolidated Statements of Net Income (in thousands, except per-share data)

	Three months ended		Six months ended
	June 30		June 30
	2020	2019	2020	2019

Net sales	$248,296	$429,151	$602,676	$875,070

Costs and expenses
Cost of materials sold (excludes items shown separately below)	196,237	351,494	478,759	717,876
Warehouse and processing	19,626	25,123	42,702	50,734
Administrative and general	17,011	19,396	36,070	39,525
Distribution	9,618	12,495	21,907	25,330
Selling	5,923	7,420	12,733	14,760
Occupancy	2,439	2,466	5,099	5,264
Depreciation	4,559	4,488	9,075	8,919
Amortization	368	329	765	648

Total costs and expenses	255,781	423,211	607,110	863,056

Operating income (loss)	(7,485)	5,940	(4,434)	12,014

Other income (loss), net	(26)	(59)	(43)	(45)

Income (loss) before financing costs and income taxes	(7,511)	5,881	(4,477)	11,969

Interest and other expense on debt	1,891	3,174	4,130	6,416

Income (loss) before income taxes	(9,402)	2,707	(8,607)	5,553

Income tax provision (benefit)	(2,948)	626	(2,746)	1,398

Net income (loss)	$(6,454)	$2,081	$(5,861)	$4,155

Earnings per share:

Net income (loss) per share - basic	$(0.56)	$0.18	$(0.51)	$0.36

Weighted average shares outstanding - basic	11,446	11,415	11,445	11,482

Net income (loss) per share - diluted	$(0.56)	$0.18	$(0.51)	$0.36

Weighted average shares outstanding - diluted	11,446	11,415	11,445	11,482

Olympic Steel, Inc. Balance Sheets (in thousands)

	As of June 30, 2020	As of Dec. 31, 2019
Assets

Cash and cash equivalents	$7,105	$5,742
Accounts receivable, net	129,618	133,572
Inventories, net (includes LIFO debits of $1,598 and $598 as of June 30, 2020 and December 31, 2019 respectively)	269,721	273,531
Prepaid expenses and other	8,766	6,997

Total current assets	415,210	419,842

Property and equipment, at cost	419,050	416,511
Accumulated depreciation	(268,422)	(260,264)

Net property and equipment	150,628	156,247

Goodwill	3,423	3,423
Intangible assets, net	28,623	29,259
Other long-term assets	16,675	14,439
Right of use asset, net	28,576	26,345

Total assets	$643,135	$649,555

Liabilities

Accounts payable	$65,933	$69,452
Accrued payroll	8,903	13,196
Other accrued liabilities	13,615	12,850
Current portion of lease liabilities	5,994	5,589

Total current liabilities	94,445	101,087

Credit facility revolver	196,946	192,925
Other long-term liabilities	18,999	14,068
Deferred income taxes	10,068	12,262
Lease liabilities	22,739	20,861

Total liabilities	343,197	341,203

Shareholders' Equity

Preferred stock	-	-
Common stock	131,803	131,647
Treasury stock	-	(335)
Accumulated other comprehensive loss	(4,885)	(2,281)
Retained earnings	173,020	179,321

Total shareholders' equity	299,938	308,352

Total liabilities and shareholders' equity	$643,135	$649,555

Olympic Steel, Inc. Segment Financial Information (In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended June 30,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2020	2019	2020	2019	2020	2019

Tons sold	184,824	267,202	24,337	37,392	N/A	N/A

Net sales	$140,811	$255,870	$54,495	$96,058	$52,990	$77,223
Average selling price per ton	762	958	2,239	2,569	N/A	N/A
Cost of materials sold	114,925	212,784	45,083	82,195	36,229	56,515
Gross profit	25,886	43,086	9,412	13,863	16,761	20,708
Operating expenses (1)	35,314	42,614	7,421	9,895	14,536	16,232
Operating income (loss)	$(9,428)	$472	$1,991	$3,968	$2,225	$4,476

Depreciation and amortization	$3,070	$2,960	$447	$436	$1,368	$1,379

	Six months ended June 30,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2020	2019	2020	2019	2020	2019

Tons sold	447,934	540,373	58,907	73,176	N/A	N/A

Net sales	$343,778	$534,406	$142,983	$184,155	$115,915	$156,509
Average selling price per ton	767	989	2,427	2,517	N/A	N/A
Cost of materials sold	278,062	446,100	121,318	158,440	79,379	113,336
Gross profit	65,716	88,306	21,665	25,715	36,536	43,173
Operating expenses (1)	76,490	86,608	16,939	19,503	30,006	33,082
Operating income (loss)	$(10,774)	$1,698	$4,726	$6,212	$6,530	$10,091

Depreciation and amortization	$6,080	$5,774	$944	$962	$2,732	$2,747

(1) For the three and six months period ended June 30, 2020, the operating expenses of the Carbon Flat Products segment include $3.6 million of restructuring and other charges.
				As of June 30, 2020		As of Dec. 31, 2019
Assets
Flat-products				$422,104		$432,566
Tubular and pipe products				220,070		215,841
Corporate				961		1,148
Total assets				$643,135		$649,555

Other Information (in thousands except per-share and ratio data)

	As of June 30, 2020	As of Dec. 31, 2019

Shareholders' equity per share	$27.08	$28.04

Debt to equity ratio	0.66 to 1	0.63 to 1

	Six Months Ended June 30
	2020	2019

Net cash from operating activities	$3,512	$52,187

Cash dividends per share	$0.04	$0.04

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com